Exhibit 99.1

                                                                                                            NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts and Investors Contact:	News Media Contact:
Bruce Bishop	Media Relations
(817) 415-3400	(817) 415-3300
Bruce.Bishop@RadioShack.com	Media.Relations@RadioShack.com

RadioShack Names Telvin P. Jeffries as EVP of Human Resources

FORT WORTH, Texas, July 16, 2012 — RadioShack Corporation (NYSE: RSH) today announced that Telvin P. Jeffries has been named executive vice president and chief human resources officer and general manager of retail services, effective Aug. 1, 2012. Mr. Jeffries will report to Jim Gooch, president and CEO of RadioShack Corp.

As the Company’s human resources leader, Mr. Jeffries’s responsibilities will include overall direction of RadioShack’s strategies and policies for human capital management. In addition, he will serve as the general manager of RadioShack’s retail services unit, which includes the Company’s kiosk business that primarily comprises the Target Mobile centers.

“It’s a privilege to welcome Telvin to our senior leadership team,” Mr. Gooch said. “Telvin brings over two decades of retail experience with a highly regarded U.S. retailing organization. I expect his deep experience in recruiting, training, professional development, employee engagement and other HR disciplines will make a meaningful impact across our company’s culture.”

Mr. Jeffries is a 20-year veteran of Kohl’s Corporation, based in Menomenee Falls, Wis., which operates nearly 1,100 Kohl’s department stores in 49 states. Mr. Jeffries held progressive responsibilities at Kohl’s, including assistant store manager (1993–1994), director of executive recruiting (1994–1996), vice president of corporate HR (1996–1999), senior vice president of corporate HR (1999–2003), and his most recent role, executive vice president of human resources, since 2003.

A resident of Wisconsin, Mr. Jeffries’s not-for-profit leadership includes service on the boards for Teen Challenge of Wisconsin, Covenant-Wheaton Franciscan Healthcare System of Wisconsin and several faith-based service organizations.

About RadioShack Corporation

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 34,000 knowledgeable and helpful sales experts globally. RadioShack’s retail network includes approximately 4,700 company-operated stores in the United States and Mexico, 1,500 wireless phone centers in the United States, and approximately 1,100 dealer and other outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.